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                                                           OMB APPROVAL
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
                                (AMENDMENT NO. 4)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

     Securities Act Rule 801 (Rights Offering)                           [ ]
     Securities Act Rule 802 (Exchange Offer)                            [X]
     Exchange Act Rule 13c-4(h)(8) (Issuer Tender Offer)                 [ ]
     Exchange Act Rule 14d-1(c) (Third Party Tender Offer)               [X]
     Exchange Act Rule 14c-2(d) (Subject Company Response)               [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)    [ ]

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                            Drew Scientific Group PLC
    -------------------------------------------- --------------------------
                            (Name of Subject Company)

                                       N/A
        ---------------------------------------------------------- ----
      (Translation of Subject Company's Name into English (if applicable))

                                 United Kingdom
      --------------------------------------------------- ---------------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                              Escalon Medical Corp.
    ------------------------------------------------- ----------------------
                       (Name of Person(s) Furnishing Form)

                  Ordinary Shares of Drew Scientific Group PLC
---------------------------------------- ---------------------------------------
                     (Title of Class of Subject Securities)

                                 Not applicable
     ----------------------------------------------------- ---------------
              (CUSIP Number of Class of Securities (if applicable))

   c/o Richard J. DePiano, Chairman and CEO, Escalon Medical Corp., 575 East Swedesford Road, Suite 100, Wayne, Pennsylvania 19087; telephone: (610) 688-6830
                        (As offeror in the tender offer)
 -------------------------------------------------------------------------------
 (Name, Address (including zip code) and Telephone Number (including area code)
   of Person(s) Authorized to Receive Notices and Communications on Behalf of
                                Subject Company)

              Commencement of exchange offer in the U.K. on 5/14/04
              -----------------------------------------------------
                  (Date Tender Offer/Rights Offering Commenced)
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                  PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.  HOME JURISDICTION DOCUMENTS

Exhibit 1 PRESS RELEASE - Revised Offer by Escalon Medical Corp. ("Escalon") for all the Outstanding Share Capital of Drew Scientific Group Plc ("drew") Revised Offer Update

ITEM 2.   INFORMATIONAL LEGENDS

          Not applicable.



        PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

          (1)   Not applicable.

          (2) No documents are incorporated by reference in the Home Jurisdiction Document.



                    PART III - CONSENT TO SERVICE OF PROCESS

          Not applicable.



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                              PART IV - SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                             /s/ Richard J. DePiano
     -----------------------------------------------------------------
                                   (Signature)

           Richard J. DePiano, Chairman and CEO, Escalon Medical Corp.
      ----------------------------- ----------------------------------
                                (Name and Title)

                                  July 12, 2004
      ----------------------------------------------------------------
                                     (Date)




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